Exhibit 99.2

TEU Acquisition Q&A

What have you announced?

We have announced an agreement between Travelocity and the Otto Group’s Otto Freizeit und Touristik GmbH (“OFT”), through which Travelocity expects to purchase, for 26.6 million Euros, the fifty percent stake of Travelocity Europe (“TEU”) that it does not already own, excluding TEU’s German operations.  Travelocity and OFT will continue their 50/50 joint venture in Germany, which operates under the brands Travel Overland, Travelocity.de, Travelchannel.de and flug.de.

What is included in the proposed acquisition?

Included in the operations to be acquired are businesses in the U.K., France, Norway, Sweden and Denmark, including Travelocity.co.uk in the United Kingdom, resfeber.se and Box Office in Sweden, rejsefeber.dk and Arte Udland in Denmark, reisefeber.no and Ticket Service in Norway, and Boomerang Voyages in France.  Travelocity will also have sole rights between the joint venture partners to any new operations in any countries in Europe (other than Germany).

Why isn’t Travelocity acquiring the German portion of the joint venture?

Germany is OFT’s home country and is their primary focus for travel activities.  We will continue to benefit from OFT’s travel industry expertise in their home country and will continue our business in Germany through the 50/50 joint venture.

Why is Europe important to Travelocity?

Europe is the world’s largest leisure travel marketplace and presents Travelocity with significant growth opportunities.  According to PhoCusWright, online travel in Europe is expected to grow 40% in the next year alone -- 50% faster than in the U.S.

What are the benefits to Travelocity of owning 100 percent (of the non-German operations) versus the current joint venture structure?

By gaining full control over the non-German operations of Travelocity Europe, we believe we can accelerate its growth by introducing our industry-leading capabilities, including dynamic packaging, our advanced merchant hotel program and revolutionary site designs.  Other expected benefits from full ownership include: tighter operational controls and efficiencies; faster and more efficient corporate governance; better alignment with suppliers, travel providers, and global alliances across Travelocity; and faster time to market to roll out key Travelocity capabilities in Europe.

Will operational synergies be gained once the proposed transaction is complete?

Yes, we do expect eventual operational synergies and cost savings once TEU is sharing services with Travelocity.com, although it may take some time and expense to achieve these savings. We also anticipate gaining revenue upside through enhanced merchant hotel and package offerings.

When do you expect to close the proposed transaction?

Subject to regulatory approvals, we expect this transaction to be complete by early fourth quarter, 2004. Once complete, Travelocity will fully own and control the non-German operations of TEU.

How will this proposed acquisition impact your Earnings per Share? When do you expect TEU to be profitable?

We expect the dilutive impact to earnings per share of the proposed transaction to be $0.02 to $0.03 in the fourth quarter of 2004, and dilutive in 2005. We expect to make progress throughout 2005 in reducing these losses through operational efficiencies, coupled with success in the merchant hotel and packaging offerings in Europe.       We will have more information to share on those opportunities, the financial impact to 2005, and the expected timetable for TEU’s profitability when we communicate our 2005 outlook later this year.

How will you report TEU’s financials after the proposed transaction is complete?

Today we record our share of TEU’s losses using the equity method, treating our share as contra-revenue. Once the transaction is complete, we will consolidate the non-German portion of TEU into Travelocity’s profit and loss statement.

We will continue to report our share of the income/loss from the German joint venture with OFT under the equity method as revenue/contra-revenue, as applicable.